Exhibit 5.1

April 30, 2015

Enviva Partners, LP

7200 Wisconsin Ave, Suite 1000

Bethesda, Maryland 20814

Ladies and Gentlemen:

We have acted as counsel to Enviva Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to an aggregate of 2,738,182 common units representing limited partnership interests in the Partnership (the “Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on April 30, 2015, which Units may be issued from time to time in accordance with the terms of the Enviva Partners, LP Long-Term Incentive Plan (as amended from time to time, the “Plan”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the general partner of the Partnership, (iii) the Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon representations of public officials and officers or other representatives of the Partnership.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete and (vii) that the Units will be issued in accordance with the terms of the Plan.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that (i) the Units, when issued and delivered on behalf of the Partnership in accordance with the terms of the Plan, will be duly authorized, validly issued, and fully paid; and (ii) purchasers of such Units will have no obligation under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), the Partnership’s governing documents or any resolution or other action taken under the Partnership’s governing documents, to make further payments to the Partnership or its creditors for such purchasers’ purchases of Units or contributions to the Partnership or its creditors solely by reason of such purchasers’ ownership of such Units or their status as limited partners of the Partnership.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

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The foregoing opinion is limited in all respects to the Delaware LP Act. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.